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                                                                    EXHIBIT 3.3

                       EQUITY OFFICE PROPERTIES TRUST

                           ARTICLES SUPPLEMENTARY

                     ESTABLISHING AND FIXING THE RIGHTS AND
                  PREFERENCES OF A SERIES OF PREFERRED SHARES

         Equity Office Properties Trust, a Maryland real estate investment trust (the "Trust"), certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Under a power contained in Article VI of the Trust's Articles of Amendment and Restatement of Declaration of Trust (the "Declaration of Trust") the Board of Trustees (the "Board"), by resolution duly adopted on November 13, 1997, classified and designated 8,000,000 Preferred Shares (as defined in the Declaration of Trust) as 8.98% Series A Cumulative Redeemable Preferred Shares, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as follows:

(1) Designation and Number. A series of Preferred Shares, designated the "8.98% Series A Cumulative Redeemable Preferred Shares" (the "Series A Preferred Shares"), is hereby established. The number of Series A Preferred Shares shall be 8,000,000.

(2) Rank. The Series A Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares (as defined in the Declaration of Trust), and to all equity securities ranking junior to such Series A Preferred Shares; (b) on a parity with all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares; and
(c) junior to all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Shares. The term "equity securities" shall not include convertible debt securities.

(3)      Distributions.

         (a) Holders of Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 8.98% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.245 per share). Such distributions shall be cumulative from the last date on which any distributions were paid with respect to the shares of 8.98% Series A Cumulative Redeemable Preferred Stock of Beacon Properties Corporation ("Beacon") for which the Series A Preferred Shares were exchanged in connection with the merger of Beacon with and into the Trust and shall be payable quarterly in arrears on or before


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March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each a "Distribution Payment Date"). Any distribution payable on the Series A Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls on or such other date designated by the Board for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each a "Distribution Record Date").

         (b) No distributions on Series A Preferred Shares shall be authorized by the Board or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

         (c) Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Shares will accumulate as of the Distribution Payment Date on which they first become payable.

         (d) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to distributions with the Series A Preferred Shares, all distributions authorized upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to distributions with the Series A Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share of Series A Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Series A Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Shares which may be in arrears.

         (e) Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series A Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other





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shares of the Trust ranking junior to the Series A Preferred Shares as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Shares, or any other shares of the Trust ranking junior to or on a parity with the Series A Preferred Shares as to distributions or upon liquidation, nor shall any Common Shares, or any other shares of the Trust ranking junior to or on a parity with the Series A Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of the Trust ranking junior to the Series A Preferred Shares as to distributions and upon liquidation).

         (f) Holders of the Series A Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares in excess of full cumulative distributions on the Series A Preferred Shares as described above. Any distribution payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

(4)      Liquidation Preference.

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series A Preferred Shares then outstanding are entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Common Shares or any other class or series of shares of the Trust that ranks junior to the Series A Preferred Shares as to liquidation rights.

         (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Shares and the corresponding amounts payable on all shares of the Trust of other classes or series ranking on a parity with the Series A Preferred Shares in the distribution of assets, then the holders of the Series A Preferred Shares and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         (c) Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre- paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust.





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         (d)     After payment of the full amount of the liquidating
distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

         (e) The consolidation or merger of the Trust with or into any other corporation, trust or entity or of any other corporation, trust or other entity with or into the Trust or the sale, lease or conveyance of all or substantially all of, the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

(5)      Redemption.

         (a) Right of Optional Redemption. The Series A Preferred Shares are not redeemable prior to June 15, 2002. However, in order to ensure that the Trust remains a qualified real estate investment trust ("REIT") for federal income tax purposes, the Series A Preferred Shares will be subject to the provisions of Article VII of the Declaration of Trust pursuant to which Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit, (as defined in Article VII of the Declaration of Trust) will automatically be transferred to a Charitable Trust (as defined in Article VII of the Declaration of Trust) and the Trust will have the right to purchase such shares, as provided in Article VII of the Declaration of Trust. On and after June 15, 2002, the Trust, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon to the date fixed for redemption, without interest. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Trust.

         (b)     Limitations on Redemption.

                 (i) The redemption price of the Series A Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other shares of the Trust, which may include other series of Preferred Shares, and from no other source. For purposes of the preceding sentence, "shares" means any equity securities (including Common Shares and Preferred Shares), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                 (ii) Unless full cumulative distributions on all Series A Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire





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directly or indirectly any Series A Preferred Shares (except by and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Trust of Series A Preferred Shares pursuant to Article VII of the Declaration of Trust or otherwise in order to ensure that the Trust remains qualified as a REIT for Federal income tax purposes or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

         (c) Rights to Distributions on Shares Called for Redemption. Immediately prior to any redemption of Series A Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series A Preferred Shares at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares before Distribution Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption has been given.


         (d)     Procedures for Redemption.

                 (i) Notice of redemption will be (a) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Trust, postage prepaid, no less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given.

                 (ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series A Preferred Shares to be redeemed; (D) the place or places where the Series A Preferred Shares are to be surrendered for payment of the redemption price; (E) that distributions on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

                 (iii) If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue





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on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series A Preferred Shares to be redeemed shall surrender such Series A Preferred Shares at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for the Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Trust at the redemption price plus any accrued and unpaid distributions payable upon such redemption. In case less than all the Series A Preferred Shares represented by any such certificates are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

         (e) Status of Redeemed Shares. Any Series A Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(6)      Voting Rights.

         (a) Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below.

         (b) Whenever distributions on any Series A Preferred Shares shall be in arrears for six or more quarterly periods (a "Preferred Distribution Default"), the holders of such Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to distributions or on liquidation ("Parity Preferred Shares") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional trustees of the Trust (the "Preferred Share Trustees") at a special meeting called by the holders of record of at least 20% of the outstanding Series A Preferred Shares or the holders of shares of any other series of Parity Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all distributions accumulated on such shares of Series A Preferred Shares for the past dividend periods and the distribution for the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full.

         (c) If and when all accumulated distributions and the distribution for the current distribution period on the Series A Preferred Shares shall have been paid in full or set aside for payment in full, the holders of Series A Preferred Shares shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions and the distribution for the current distribution period have been paid in full or set aside for payment in full on all other series of Parity Preferred Shares upon






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which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate. Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable) So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Stock Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees shall each be entitled to one vote per director on any matter.

         (d) So long as any Series A Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote of the holders of at least two thirds of the Series A Preferred Shares outstanding at the time, (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Declaration of Trust, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preferences, privileges or voting power of the Series A Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series A Preferred Shares and provided further that any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized shares of each series, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.





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(7)      Conversion.  The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust.

(8) Application of Article VII. The Series A Preferred Shares are subject to the provisions of Article VII of the Declaration of Trust.

         SECOND: The Series A Preferred Shares have been classified and designated by the Board under the authority contained in the Declaration of Trust.

         THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

         FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

         FIFTH: The undersigned President of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this ___ th day of __________, 1997.

                                        EQUITY OFFICE PROPERTIES TRUST

                                        By:
                                           -------------------------------------
                                           Timothy H. Callahan
                                           President and Chief Executive Officer
[SEAL]

ATTEST:


-----------------------------
Stanley M. Stevens, Secretary





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